Exhibit 6.50

This document has been prepared by the Columbus REALTORS® and the Columbus Bar Association and is for the exclusive use of their REALTOR® members only.

The Columbus REALTORS®/CBA purchase Contract shall be printed in 11 point Arial font, and all deviations in the standard form must be printed in **12 point or larger courier font in bold**. Use of **courier font in bold** denotes deviation from the standard Columbus REALTORS®/CBA purchase Contract. All deletions from the standard form are to be noted by "strike-out".

REAL ESTATE PURCHASE CONTRACT

It is recommended that all parties be represented by a REALTOR® and an Attorney

Date: Apr 23 2025

Upon the following terms, the undersigned Buyer agrees to buy and the undersigned Seller agrees to sell, through the Broker referred to below, the premises, described as being located in the State of Ohio, County of ________________, Tax parcel no(s). ____________________________________ and further described as:

3039 Lamptonridge Dr, Columbus, OH 43232

1. Purchase price shall be $ 364,900.00 in USD.

1.1 Additional Terms and Conditions

See attached Buyer Addendum: Addendum must be signed by both buyer and seller for the contract to be considered fully accepted and executable.

1.2 Buyer Broker Compensation

The parties acknowledge that the following broker was involved in the transaction on behalf of the Buyer and that no other broker(s) were involved on behalf of the Buyer: Larry D. Patton ("Buyer Broker"). The Seller agrees to pay Buyer Broker compensation in the amount of 3% of gross sale price to be paid or credited by Seller at closing, to cover, in full or in part, the costs of Buyer's obligation to compensate Buyer Broker. Each party acknowledges and agrees that Buyer Broker is an express third party beneficiary of this Agreement, entitled to enforce the terms of this Section as if it were an original party to the Agreement. This section not applicable if left blank.

2. Attorney Approval Clause

The Buyer or Seller may terminate this Contract if the party's attorney disapproves this Contract, by providing written notice of said disapproval, along with changes proposed by that party's attorney to remedy the disapproval, within _____ calendar days after acceptance hereof (this provision is not applicable if number of days is not inserted). If the other party accepts the proposed changes in writing within 3 calendar days after delivery thereof, this Contract shall continue in full force and effect, as amended by the changes. The party requesting the changes may waive the request in writing prior to the expiration of the 3 calendar day period. If the Contract is terminated, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

3. Cash Transaction/Financing: (Buyer shall select and initial one of the following)

3.1 JT /____ Buyer will pay the purchase price in cash at closing and agrees this Contract is not contingent on financing. Paragraph 3.2 does not apply to this Contract. Buyer shall deliver to the Seller or Seller's Broker, within _____ calendar days (if left blank, number of calendar days shall be 5) after the date of acceptance of this Contract, one of the following: a letter from a financial institution, current bank statement, or other evidence reasonably satisfactory to Seller, that there are readily available liquid funds to complete this transaction. If the Buyer does not deliver such evidence within the stated time period, Seller may terminate this Contract pursuant to paragraph 3.3.

3.2 ____ /____ This Contract is contingent upon Buyer obtaining financing for the purchase of the property, subject to provisions set forth in this paragraph 3.2.

3.2(a) Lender Pre-Qualification
Buyer _____ /_____ (insert initials here) has delivered **OR** _____ /_____ (insert initials here) shall deliver within _____ calendar days (if left blank, the number shall be 2) after date of acceptance, to Seller or Seller's Broker, a lender's pre-qualification letter stating that the Buyer's credit report has been reviewed, and that Buyer is prequalified to obtain a loan sufficient to finance the purchase of the property. If the Buyer does not deliver the pre-qualification letter within the stated time period, Seller may terminate this Contract pursuant to paragraph 3.3.

3.2(b) Loan Application
(i) Within _______ calendar days, (if left blank, the number of calendar days shall be 7) after the date of acceptance of this Contract, Buyer shall:
a) make formal application for a (write in type of loan: Conventional, FHA, VA, USDA) ______________ ______________________ loan,
b) inform the Seller or Seller's Broker in writing of the identity of the lender, and
c) notify the lender of the Buyer's intent to proceed pursuant to applicable federal regulations.

If the Buyer does not inform the Seller or Seller's Broker in writing of the identity of the lender within the stated time period, Seller may terminate this Contract pursuant to paragraph 3.3.

(ii) The Buyer shall provide information and documentation, and otherwise comply with all reasonable requests made by the lender and title insurance agent during the mortgage loan application and approval process.

(iii) Buyer shall maintain Buyer's credit in good standing and liquid funds necessary to close the transaction.

If, at any time, the lender notifies the Buyer in writing that it will not be able to provide financing upon the terms and conditions stated in the loan application, the Buyer may terminate this Contract by delivering a copy of the lender's written notification to the Seller or Seller's Broker within 3 calendar days following Buyer's receipt thereof. Upon delivery, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

Failure of the Buyer to deliver the lender's written notification within 3 calendar days following Buyer's receipt thereof constitutes a waiver of Buyer's right to terminate the Contract due to the Buyer's failure to obtain financing.

3.2(c) Loan Commitment
The Seller's obligations are contingent upon the Buyer obtaining and delivering to the Seller or Seller's Broker a loan commitment within _______calendar days (this subsection 3.2(c) is not applicable if number of days not inserted) after acceptance of this Contract. This time period shall be known as the Loan Commitment Period. Buyer shall use good faith and reasonable efforts to obtain the loan

commitment. The loan commitment shall state that the lender will provide financing for the purchase of the property, subject to conditions and qualifications imposed at the lender's discretion.

If, at the expiration of the Loan Commitment Period, the Buyer has not delivered the loan commitment to the Seller or Seller's Broker, the Seller may terminate this Contract pursuant to paragraph 3.3.

3.2(d) Appraisal Contingency

This Contract ☐ **is** ✔ **is not** contingent upon the Property being appraised by a licensed appraiser at no less than the purchase price.

If the Contract is contingent upon the Property being appraised by a licensed appraiser, then the following applies:

If the property is appraised or otherwise valued for loan purposes for less than the purchase price stated herein, the Buyer shall have the right to terminate this Contract by written notice to the Seller or Seller's Broker delivered within 5 calendar days after Buyer receives a copy of the appraisal or other documentation evidencing the lender's determination of value. The notice shall be signed by the Buyer and accompanied with the appraisal or other documentation evidencing the lender's determination of value. Upon delivery, the earnest money deposit shall be returned to the Buyer, pursuant to paragraph 12.

Failure of the Buyer to deliver the written notice of termination within 5 calendar days following Buyer's receipt of the appraisal constitutes a waiver of Buyer's right to terminate, pursuant to this provision. The Parties may, at the Parties' option, use this applicable time period to reach a written agreement as a result of the appraisal.

3.3 Demand for Financing Evidence

If Seller does not receive Buyer's written notice or documents as required in paragraphs 3.1, 3.2(a), 3.2(b)(i), or 3.2(c) (the "Financing Evidence"), the Seller may, at any time until 7 calendar days before the closing date set forth in paragraph 15.1, notify the Buyer or Buyer's Broker in writing that Seller has not received the required Financing Evidence, specifying which type of Financing Evidence is overdue (a "Demand for Financing Evidence"). If Seller receives the required Financing Evidence within 3 calendar days after delivery of Seller's Demand for Financing Evidence, the parties shall proceed with the transaction. If Seller does not receive the required Financing Evidence within 3 calendar days after delivery of the Demand for Financing Evidence, Seller may, at any time thereafter until the Financing Evidence has been received, terminate this Contract by delivering written notice of termination to the Buyer or Buyer's Broker, at which time the Earnest Money Deposit shall be released to the Buyer. Seller's election to terminate pursuant to this paragraph 3.3 is Seller's sole legal remedy for Buyer's failure to deliver the Financing Evidence, acts as a bar to any additional legal or equitable claims that Seller may have against the Buyer, and constitutes Seller's consent to the release of the Earnest Money Deposit. **Failure of the Seller to timely deliver the written Demand for Financing Evidence constitutes a waiver of Seller's right to terminate pursuant to this provision.**

4. Taxes and Assessments

4.1 The real estate taxes for the premises for the current year may change as a result of the transfer of the premises, or as a result of a change in the tax rate and valuation. Buyer and Seller understand that real estate valuations may be subject to retroactive change by governmental authority.

Seller shall pay or credit at closing:

(a) all delinquent taxes, including penalty and interest;

(b) all assessments which are a lien on the premises as of the date of the Contract;

(c) all agricultural use tax recoupments for years prior to the year of closing;

(d) all other unpaid real estate taxes and community development charges imposed pursuant to Chapter 349 of the Ohio Revised Code which are a lien for years prior to closing; and

(e) a portion of such taxes and community development charges for the year of closing shall be prorated through the date of closing based on a 365-day year. The proration shall be based upon the most recent available tax rates, assessments and valuations as reflected in the current tax duplicate certified by the County Treasurer. **Seller and Buyer acknowledge that actual bills received by Buyer after closing for real estate taxes and assessments may differ from the amounts prorated at closing. In any event, all prorations agreed to by the parties at closing shall be final.**

These adjustments shall be final, except for the following: (none if nothing inserted)
____.

4.2 The community development charge, if any, applicable to the premises was created by a covenant in an instrument recorded at (insert county) _________________________, Vol._________, Page number ________ or Instrument number______________. **(Note: If the foregoing blanks are not filled in and a community development charge affects the premises, this Contract may not be enforceable by the Seller or binding upon the Buyer pursuant to Section 349.07 of the Ohio Revised Code.)**

4.3 Seller warrants that no improvements or services (site or area) have been installed or furnished, nor notification received from public authority or owner's association of future improvements of which any part of the costs may be assessed against the premises, except the following: (none if nothing inserted)
____.

5. Fixtures and Equipment

5.1 The Property shall include fixtures now located on the Property and owned by Seller. Fixtures shall include, but are not limited to the following items, if present on and affixed to the premises:

- Appliances (built-in, interior and exterior)
- Basketball pole, backboard, and hoop (affixed to structure or in ground)
- Central vacuum systems and attachments
- Fences, including subsurface electric fences and components
- Fire, smoke and security systems (including but not limited to surveillance doorbell) and controls
- Fireplace inserts, gas logs, grates, doors and screens
- Floor coverings, including wall-to-wall and other attached carpeting
- Garage door openers and controls
- Generators (permanent/attached)
- Heating, central air conditioning, humidifiers, and controls
- Landscaping including plants, trees, exterior lighting controls, and accessories
- Light fixtures (including ceiling fans and controls)
- Mailboxes and permanently affixed flagpoles
- Media brackets (excluding televisions and other audio/visual components)
- Mirrors (whether hanging or attached)
- Pool (indoor/above ground), hot tub, including equipment, filter, pump and heater
- Propane/fuel oil tank with contents as of possession
- Roof antenna
- Smoke and carbon monoxide detectors
- Stationary tubs
- Storm/screen doors and windows, and window air conditioners, whether now in or on the premises or in storage
- TV antennas/satellite reception system and components (excluding televisions and other audio/visual components)
- Utility/storage buildings, sheds, and gazebos
- Water conditioning systems
- Water heater
- Window coverings including blinds, curtain rods, shades and any applicable controls (excluding draperies and curtains)
- Wood stoves

Other included equipment or fixtures not listed above (none if nothing inserted):
____
____
As seen on _____ (month) _____ (day) ______ (year).

5.2 The following shall be excluded: (none if nothing inserted)
____
____
As seen on _____ (month) _____ (day) ______ (year).

5.3 The following leased items shall be included: (none if nothing inserted)
____
____

5.4 The following leased items shall be excluded: (none if nothing inserted)
____
____

6. Inspections and Tests

If Buyer does not complete an inspection/test during the Specified Inspection Period (as referenced in paragraph 6.3), that inspection/test contingency shall be deemed waived.

6.1 If a home inspection as defined in O.R.C.§ 4764.01 is conducted, it shall be performed by a home inspector licensed by the Ohio Department of Commerce. Pursuant to O.R.C. Chapter 4764, an inspection or test of only a specific, single component of the Property may be performed by a qualified or credentialed professional in that field who does not perform an entire or partial home inspection outside their area of expertise or credential. Buyer assumes the sole responsibility to select and retain licensed and qualified inspector(s) and releases Broker of any liability regarding the selection, retention, or performance of inspector(s). To verify whether a home inspector is licensed in the State of Ohio, go to: elicense3.com.ohio.gov/lookup/licenselookup.aspx.

The Buyer and the Seller understand and agree that the Broker neither warrants nor assumes responsibility for the physical condition of the premises.

THE BUYER MAY ONLY TERMINATE THIS CONTRACT FOR MATERIAL DEFECTS WHICH INCLUDE, BUT ARE NOT LIMITED TO, THOSE DEFECTS OR CONDITIONS WHICH IMPACT THE HEALTH, SAFETY, HABITABILITY, USE, OR VALUE OF THE PROPERTY.

BUYER MAY NOT TERMINATE THIS CONTRACT AGREEMENT FOR NON-MATERIAL CONDITIONS, SUCH AS ROUTINE MAINTENANCE AND COSMETIC ISSUES.

Buyer shall be responsible for the repair of any damages caused by the Buyer's inspections and tests; repairs shall be completed in a timely and workmanlike manner at Buyer's expense.

6.2 Seller shall cooperate in making the premises reasonably available for inspections and/or tests. All utilities shall remain on until possession is delivered to Buyer except utilities that were turned off at the time of showing.

Buyer acknowledges that Buyer and other professionals are not authorized to be present on the Property without a real estate licensee unless prior, expressed, written authorization is given by Seller.

6.3 Specified Inspection Period: Buyer shall have 14 Days (not applicable if the number of calendar days is not inserted) calendar days after the date of acceptance of the Contract by both parties to have inspections, environmental inspections, and/or tests completed. This time period shall be known as the Specified Inspection Period. The number of calendar days for the Specified Inspection Period is a specific time frame agreed upon by the Seller and the Buyer. The number of calendar days cannot be modified or waived except by a written agreement signed by both parties.

All requests to remedy shall be submitted to the Seller or Seller's Broker within the Specified Inspection Period. Time is of the essence in completing any of the inspections, tests, and/or reports.

The Buyer, at Buyer's expense, shall have the right, and is strongly encouraged, to have any and all inspections, tests, and/or reports conducted, including but not limited to the following:

(a) Inspection of the premises and all improvements, fixtures, and equipment;
(b) Inspection or testing for radon;
(c) Inspection or testing for mold, and any other environmental test;
(d) Inspection or testing for lead-based paint;
(e) A pest inspection for termite and wood destroying insects with a report provided on a FHA/VA approved form by a licensed Ohio Certified Pest (Termite) Control Applicator;
(f) Inspection of the gas lines on the premises;
(g) Inspection of the waste treatment systems and/or well systems by a local health authority or state EPA approved laboratory of the Buyer's choice;
(h) Determination of whether the property is in a Special Flood Hazard Area and/or the need for and cost of federal flood insurance;
(i) Confirmation of the insurability of the premises with an insurance company of the Buyer's choice.

With respect to housing constructed prior to January 1, 1978, the Buyer must be provided with the pamphlet entitled "Protect Your Family from Lead in Your Home" and the "Lead-Based Paint and Lead-Based Hazard Disclosure Form." Every Buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning.

Lead poisoning in young children may produce permanent neurological damage including learning disability, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The Seller of any interest in residential real property is required to provide the Buyer with any information on lead-based paint hazards from risk assessments or inspections in the Seller's possession and notify the Buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

6.4 If the Buyer **is not**, in good faith, satisfied with the condition of the premises as disclosed by the Buyer's inspections, tests, and/or reports provided for in paragraph 6.3, then the Buyer may elect to proceed under one of the following provisions, 6.4(a) or 6.4(b):

6.4(a) Agreement to Remedy Period: On or before the end of the Specified Inspection Period, the Buyer shall deliver to the Seller or the Seller's Broker a written request to remedy, signed by the Buyer, stating the unsatisfactory conditions, along with a written copy of the inspections, tests, and/or reports, if any, specifying the unsatisfactory conditions.

The Buyer and Seller shall have 7________ calendar days (not applicable if the number of calendar days is not inserted), **after the end of the Specified Inspection Period**, to reach a written agreement regarding remedying the unsatisfactory conditions. This time period shall be known as the Agreement to Remedy Period. The number of calendar days for the Agreement to Remedy Period is a specific time frame agreed upon by the Seller and the Buyer. The number of calendar days cannot be modified or waived except by a written agreement signed by both parties. In the event the Buyer and Seller do **not** reach a written agreement regarding remedying the unsatisfactory conditions within the Agreement to Remedy Period, and the Buyer and Seller have **not** executed a written extension of the Agreement to Remedy Period, this Contract shall terminate. Upon termination of the Contract under this provision, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

OR

Prior to the end of the Agreement to Remedy Period, the Buyer can, in writing, waive such request to remedy and proceed with the Contract.

The commencement of the Agreement to Remedy Period does not obligate the Seller to reach an agreement with the Buyer.

The delivery by the Buyer of a written request to remedy any unsatisfactory conditions does not preclude the Buyer from later delivering a notice of termination as contemplated by paragraph 6.4(b) below during the Agreement to Remedy Period, unless the Buyer and Seller have reached a signed agreement regarding the Buyer's written request to remedy.

OR

6.4(b) Notice of Termination: Within the Specified Inspection Period or as provided in paragraph 6.4(a)**,** the Buyer may terminate this Contract by delivering written notice of termination to the Seller or Seller's Broker, along with a written copy of the inspections, tests, and/or reports, specifying the unsatisfactory conditions. Upon termination, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

FAILURE OF THE BUYER TO DELIVER WRITTEN NOTICE PURSUANT TO PARAGRAPHS 6.4(a) OR 6.4(b) CONSTITUTES ACCEPTANCE OF THE CONDITION OF THE PREMISES AND SHALL BE A WAIVER OF THE BUYER'S RIGHT TO TERMINATE PURSUANT TO THIS PROVISION.

6.5 Condominium or Homeowners' Association Document Provision

6.5(a) If the premises is a condominium unit governed by a Condominium Association, or is located within a community governed by a Homeowners' Association, Seller shall provide Buyer with the following information and documents within 5 calendar days after the date of acceptance of the Contract by both parties:

- Condominium Declaration and/or Deed Restrictions, and Bylaws of the owners' association (condominium or homeowners'), including all amendments to the Declaration or Deed Restrictions except amendments that only increase the number of units or homes subject to the Declaration or Deed Restrictions;
- Condominium Board/Management Company Contact: Name, phone number, email;
- Contact information for any other mandatory membership association if applicable: Name, phone number, email;
- A statement from the association regarding this home/unit, confirming when the next (assessment) payment is due, the amount of such payment, the amount of any pending special assessment(s), and that the account is current;
- Association Initiation Fee, Reserve Contribution, and Association Transfer Fee;
- Minutes from the last 3 meetings of the directors or trustees of the owners' association;
- Minutes from the last meeting of members of the owners' association;
- Most recent version of unrecorded Rules and Regulations;
- Current Financial Statement showing the nature of the association's assets, including:
    1. Most current balance sheets, income and expense statements, and budget; and
    2. Copy of the most recent reserve study.

6.5(b) Review Period: Buyer's obligations are contingent upon satisfactory review of the documents provided pursuant to paragraph 6.5(a). Buyer shall have 5 calendar days after receipt of the last delivered documents, or 10 calendar days after the date of acceptance of the Contract by both parties, whichever shall first occur, in which to review the documents. If Buyer is not provided some or all of the requested documents or is not satisfied with any of the requested documents within the stated time period for Buyer review, Buyer, as Buyer's sole remedy, may deliver a written notice of termination to Seller, and the earnest

money shall be returned to Buyer pursuant to paragraph 12. **Buyer's failure to deliver the written notice of termination within 5 calendar days following Buyer's receipt of the requested documents, or 10 calendar days after the acceptance of the Contract by both parties, whichever shall first occur, constitutes a waiver of Buyer's right to terminate pursuant to this provision.** This provision does not limit Buyer's right to object to matters set forth on the title commitment pursuant to paragraph 9.3 herein.

7. Warranties

7.1 Home Warranty or Protection Plan: The Buyer ☐ **selects** ✔ **does not select** a home warranty to be provided by ______________________ (Home Warranty Company) and paid for by (select one) ☐ **Seller** ☐ **Buyer** at an amount not to exceed $______________, plus applicable sales tax. Broker may receive compensation for services rendered in connection with the sale of the home warranty.

8. Deed

8.1 The Seller shall convey to the Buyer marketable title in fee simple by transferable and recordable general warranty deed, with release of dower, if any, or fiduciary deed, as appropriate, free and clear of all liens and encumbrances not excepted by this Contract, and except the following:

(a) those created by or assumed by the Buyer;
(b) those specifically set forth in this Contract;
(c) zoning ordinances;
(d) legal highways;
(e) covenants, restrictions, conditions and easements of record that do not unreasonably interfere with present lawful use; and
(f) all timber, coal, oil, gas and other mineral rights and interests previously transferred or reserved of record.

8.2 Seller has not transferred, conveyed, or reserved, nor does Seller have any knowledge of any prior transfers, conveyances or reservations of any timber, coal, oil, gas, or other mineral rights or interests in the premises, except for the following (none if nothing inserted): ___________________________________.

9. Title Insurance

9.1 The Seller shall furnish and pay for an ALTA Homeowner's Commitment and Policy of Title Insurance (latest revision) in the amount of the purchase price with a copy of the subdivision or condominium plat.

In the event that an ALTA Homeowner's Policy is not applicable for issuance on the premises, the Seller shall furnish and pay for an ALTA Owner's Commitment and Policy of Title Insurance (latest revision) with a copy of the subdivision or condominium plat.

Seller shall provide the base policy coverage for the applicable ALTA policy. Buyer is responsible for the cost of any coverage that requires additional premium for endorsements, or the deletion of any standard exceptions.

The title evidence shall be certified to within 30 calendar days prior to closing with endorsement as of 8:00 AM on the business day prior to the date of closing, all in accordance with the standards of the Columbus Bar Association, and shall show in Seller marketable title, in fee simple, free and clear of all liens and encumbrances, subject to all matters listed in Paragraph 8.1.

9.2 Seller shall deliver, or cause to be delivered, to Buyer or Buyer's Broker, a copy of the Commitment referenced in Paragraph 9.1 above no later than 15 calendar days prior to the date of closing pursuant to this agreement. If the Seller does not deliver the Commitment within the stated time period, Buyer may notify the Seller or Seller's Broker in writing that Buyer has not received a copy of the Commitment. If Buyer receives a copy of the Commitment within 3 calendar days after delivery of Buyer's notice, the parties shall proceed with the transaction. If Buyer does not receive a copy of the Commitment within 3 calendar days after delivery of Buyer's notice, Buyer may either terminate this Contract by delivering written notice to Seller or Seller's Broker or extend the date of closing to the tenth day following Seller's delivery of the Commitment. Upon

termination pursuant to this provision, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

9.3 Buyer may object if the Commitment indicates that title to all or part of the premises is unmarketable, as determined by Ohio law with reference to the Ohio State Bar Association's Standards of Title Examination, **or** if Buyer, in good faith, objects to liens, encumbrances, easements, conditions, restrictions, conveyances or encroachments that are disclosed in, or excepted by, the Commitment, including, without limitation, all matters listed in paragraph 8.1(c) through 8.1(f). Buyer must notify the Seller or Seller's Broker in writing of the objection by the earlier of: (i) the Closing date, or (ii) 10 calendar days after Buyer receives the Commitment. Upon receipt of Buyer's written notice of an objection permitted herein, the Seller shall, within 30 calendar days, remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment, or obtain title insurance without exception therefor. The date of closing shall be extended to the extent necessary to accommodate Seller's efforts to remedy or remove items subject to the objection. Failure of the Seller to cure the Buyer's objection shall result in termination of this Contract. Seller is not obligated to incur any expense in curing Buyer's objection. In the event that the cure of an objection will subject the Seller to additional expense, Seller shall have the option to either cure the objection at Seller's expense or to terminate the Contract by delivering a written Notice of Termination to the Buyer or Buyer's Broker. Upon termination, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12. Buyer's failure to object as permitted herein constitutes a waiver of Buyer's right to object.

9.4 If required by the Buyer's lender, the Buyer shall pay any expense incurred in connection with the mortgagee title insurance issued for the protection of the Buyer's lender. If the Buyer or Buyer's lender desires a current survey, the Buyer shall furnish and pay for such survey. If a new survey and legal description are required by a local governmental authority for the Property to be conveyed to Buyer, Seller shall provide and pay for the new survey and legal description.

9.5 At closing, the Seller shall sign and deliver to Buyer and title insurer an affidavit with respect to off-record title matters, in accordance with the community custom.

10. Utility Charges, Condominium Charges, Interest, Rentals, and Security Deposits

10.1 Through the date of possession, all utilities shall remain on except utilities that were turned off at time of showing and the Seller shall pay all accrued utility charges and any other charges that are or may become a lien on the premises.

10.2 Adjustments shall be made through the date of closing for (a) rentals, (b) interest on any mortgage assumed by the Buyer, and (c) condominium or other association periodic charges.

10.3 Security deposits shall be transferred to the Buyer.

10.4 At closing for condominium properties or properties subject to a homeowners' association, Buyer shall pay all initial reserves and/or capital contributions that are charged by any owner's association (condominium or otherwise), or civic association in connection with the sale or transfer of the premises, as well as any fee associated with lender-required document costs. Seller shall pay all other fees that are charged in connection with the sale or transfer of the premises, including without limitation all transfer, processing, expediting, delivery, statement or management company fees.

11. Damage or Destruction of Property

NOTE: IT IS STRONGLY RECOMMENDED THAT, UPON DISCOVERY OF DAMAGE OR DESTRUCTION OF PROPERTY, THE PARTIES RETAIN LEGAL COUNSEL.

11.1 Risk of loss to the property and appurtenances occurring prior to closing shall be borne by the Seller.

11.2 If any part of the property covered by this Contract shall be substantially damaged or destroyed from the date of written acceptance of this Contract through the date and time of closing, the Seller shall give a written notice to the Buyer and/or Buyer's Broker that the damage or destruction has occurred. Such notice must include all pertinent information regarding insurance policies and claims covering the property that has been damaged or destroyed, including the amount of any applicable policy deduction. The written notice shall be delivered within 2 calendar days from the date of the discovery of the damage or destruction. Upon receipt of such notice, the Buyer may:

(a) agree to extend the closing date to the extent reasonably necessary to allow Seller to restore the property to its previous condition; **OR**

(b) accept the property in its damaged condition with an assignment of insurance proceeds, if any are available; **OR**

(c) terminate the Contract by giving written notice to Seller and/or Seller's Broker. Upon termination the earnest money deposit, including any non-refundable deposits, shall be returned to the Buyer pursuant to paragraph 12.

11.3 Failure by the Buyer to notify the Seller and/or Seller's Broker in writing within 10 calendar days from receipt of the notice of damage or destruction that Buyer is electing to proceed pursuant to paragraphs 11.2(a) or 11.2(b) shall constitute an election by the Buyer to terminate the Contract pursuant to paragraph 11.2(c).

11.4 Failure by the Seller to provide the required written notice to the Buyer and/or Buyer's Broker shall result in the Buyer, upon discovery of the damage or destruction before closing, having all rights set forth in paragraph 11.2.

11.5 If Buyer discovers the damage or destruction after closing, Buyer shall have the right to pursue all legal remedies.

12. Earnest Money Deposit

12.1 The Buyer shall make an Earnest Money Deposit in the amount of $ 4,000 (paragraph 12 is not applicable if no amount inserted).

12.2 The Earnest Money shall be deposited (Buyer shall select and initial one of the following):
______ /______with the Buyer's Broker/Holder not later than 3 calendar days after acceptance of this Contract by both parties in writing.

OR

JT /______with the Buyer's Broker/Holder not later than 3 calendar days after the expiration of the Agreement to Remedy Period as set forth in paragraph 6.4 provided this Contract has not otherwise been terminated. If paragraph 6.4 is not applicable, the Earnest Money shall be deposited within 3 calendar days after the expiration of paragraph 6.3.

12.2(a) Within 3 calendar days of the receipt of the earnest money, the Buyer or Buyer's Broker shall notify the Seller or Seller's Broker in writing that Buyer has made the earnest money deposit (the "Deposit Notice").

12.2(b) If Seller or Seller's Broker does not receive the Deposit Notice within 3 calendar days following the date set forth in paragraph 12.2 for deposit of the Earnest Money, Seller may, at any time until Seller or Seller's Broker has received the Deposit Notice, notify Buyer or Buyer's Broker in writing that Seller has not received the Deposit Notice (a "Deposit Notice Demand"). If Seller receives the Deposit Notice within 3

calendar days after delivery of Seller's Deposit Notice Demand, the parties shall proceed with the transaction. If Seller does not receive the Deposit Notice within 3 calendar days after delivery of the Deposit Notice Demand, Buyer will be in breach of this Contract and Seller may, at any time thereafter until the Deposit Notice has been delivered, terminate this Contract by delivering written notice of termination to the Buyer.

12.2(c) Upon receipt of the earnest money by the Broker, the earnest money shall be deposited in the Broker's trust account.

Earnest Money Deposit Receipt

Broker acknowledges receipt of the Earnest Money Deposit set forth in Paragraph 12.1, by cash or check (check# _________), which shall be held, deposited and disbursed pursuant to paragraph 12.

Brokerage ____________________________, By____________________________, Date _________

12.2(d) If any written contingency is not satisfied or waived, or if the Seller fails or refuses to perform or if the Buyer terminates this Contract pursuant to any of its applicable provisions, all earnest money deposited hereunder shall be returned to the Buyer. If the Buyer fails or refuses to perform, the earnest money deposited hereunder shall be paid to the Seller. In any event, except as provided in paragraph 3.3, and subject to collection by the Broker's depository, all earnest money deposited hereunder is to be disbursed as follows:

(a) The transaction closes and the earnest money deposit is either:
  - i) disbursed to the Buyer; or
  - ii) disbursed to the closing or escrow agent to be applied to the purchase price; or
  - iii) retained and credited toward commission owed to the brokerage.

(b) The parties provide the Broker with written instructions that both parties have signed that specify how the Broker is to disburse the earnest money deposited hereunder and the Broker acts pursuant to those instructions.

(c) The Broker receives a copy of a final court order that specifies to whom all earnest money deposited hereunder is to be awarded and the Broker acts pursuant to the court order.

(d) All earnest money deposited hereunder becomes unclaimed funds as defined in division (M)(2) of §169.02 of the Revised Code, and, after providing the notice that division (D) of §169.03 of the Revised Code requires, the Broker has reported the unclaimed funds to the director of commerce pursuant to §169.03 of the Revised Code and has remitted all of the earnest money to the director.

(e) In the event of a dispute between the Seller and Buyer regarding the disbursement of any earnest money deposited hereunder, the Broker is required by Ohio law to maintain such funds in his trust account until the Broker receives (1) written instructions signed by the parties specifying how the earnest money is to be disbursed or (2) a final court order that specifies to whom the earnest money is to be awarded. If within two years from the date the earnest money was deposited in the Broker's trust account, the parties have not provided the Broker with such signed instructions or written notice that such legal action to resolve the dispute has been filed, the Broker shall return the earnest money to the Buyer with no further notice to the Seller.

12.3 Holder: If a third party other than an Ohio broker is designated to hold the earnest money deposit, the parties agree to execute any escrow agreement required by the Holder and paragraph 12.2(d) is not applicable.

The Holder (not applicable if left blank) shall be: Blueprint Title LLC

The parties understand they are responsible to obtain and execute the escrow agreement from Holder simultaneously with the deposit.

The parties further understand the terms of the escrow agreement may conflict with the terms of paragraph 12.2(d).

12.4 Except as provided in paragraph 3.3, the return or payment of the earnest money deposit hereunder shall in no way prejudice the rights of the Seller, Buyer, or Broker in any action for damages or specific performance.

13. Additional Provisions

General definitions and terms: The following terms used in this purchase Contract are defined as follows:

"Buyer" includes all persons/entities identified in the Contract as purchasing the Property.

"Seller" includes all persons/entities identified in the Contract as selling the Property.

"Parties" includes both Buyer and Seller identified in the Contract.

"Contract" includes this agreement and any addenda and amendments agreed upon in writing by all Parties.

"Property" is the real property described, including all rights, title, interests, appurtenances, buildings, improvements, and fixtures owned by the Seller except as provided otherwise in this Contract.

"Broker" includes without limitation, the brokerage(s) and any affiliated brokers and agents involved in this transaction and shall include both the Seller's Broker and the Buyer's Broker unless provided otherwise.

"Closing" means that all necessary documents have been signed, the transaction is funded, and the lender, if any, has authorized disbursement of the funds.

"Holder" – The entity or person to whom the earnest money is deposited.

"Days" means calendar day(s) including holidays. Any reference to date and time shall be the U.S. Eastern Time Zone in Ohio.

"Date of Acceptance" of this Contract, or any counteroffers, amendments, or modifications thereto shall be when the final writing is executed by all necessary Parties and is delivered to the offering party or their Broker.

"Day(s) after Acceptance" starts at 12:01 am the first day following the Date of Acceptance.

13.1 This Contract constitutes the entire agreement and there are no representations, oral or written, which have not been incorporated herein. Any amendment to this Contract shall be made in writing signed by the Buyer and Seller. All notices given in connection with this Contract shall be made in writing signed by the party giving such notice.

13.2 Time is of the essence regarding all provisions of this Contract. Whether or not so stated elsewhere in this Contract, no deadline or time period under this Contract can be modified or waived except by written agreement signed by both parties. Repetition of this provision in any given paragraph of this Contract is intended for emphasis only, and shall not reduce the effect of this paragraph as to any other provision of this Contract.

13.3 All representations, covenants, and warranties of the parties contained in this Contract shall survive the closing.

13.4 Signatures: Only manual or electronic signatures on Contract documents, transmitted in original or facsimile (which includes photocopies, faxes, PDF, and scanned documents sent by any method) shall be valid for purposes of this Contract and any amendments or any notices to be delivered in connection with this Contract. For the purposes of this provision, “Contract documents” do not include voice mail, email messages, or text messages.

13.5 The date of acceptance of this Contract, counter offers, amendments or modifications thereto shall be when the final writing signed by the parties is delivered to the offering party. Notices delivered in connection with this Contract shall be effective upon delivery. Delivery of all such documents shall be made by fax, email, text, or hand delivery.

(NOTE: It is strongly recommended that the delivering party verify that delivery has been received by the other party.)

13.6 Foreign Investments in Real Property Tax Act (“FIRPTA”). If Seller is a “foreign person” as defined by FIRPTA, Section 1445 of the Internal Revenue Code requires Buyer to withhold 15% of the amount realized by Seller on the transfer and remit the withheld amount to the Internal Revenue Service (IRS) unless an exemption or reduced rate of withholding applies. If withholding is required, Treasury Regulations require Sellers and Buyers to provide their U.S federal tax identification number on all filings. Seller and Buyer agree to execute and deliver any document reasonably necessary to comply with FIRPTA requirements.

NOTE: Buyer and Seller are advised to determine whether Seller is a “foreign person” as defined by FIRPTA as soon as possible.

14. NOTICES TO THE PARTIES

14.1 Professional Advice and Assistance: The parties acknowledge and agree that the purchase of real property encompasses many professional disciplines. While the Broker possesses considerable general knowledge, the Broker is not an expert on matters of law, tax, financing, surveying, structural conditions, hazardous materials, environmental conditions, inspections, engineering, etc. The Broker hereby advises the parties, and the parties acknowledge, that they should seek professional expert assistance and advice in these and other areas of professional expertise.

In the event the Broker provides to the parties names of companies or sources for such advice and assistance, the parties additionally acknowledge and agree that the Broker does not warrant, guarantee, or endorse the services and/or products of such companies or sources.

14.2 Ohio Fair Housing Law: It is illegal, pursuant to the Ohio Fair Housing Law, Division (H) of § 4112.02 of the Revised Code, and the Federal Fair Housing Law, 42 U.S.C.A. 3601, as amended, to refuse to sell, transfer, assign, rent, lease, sublease, or finance housing accommodations; refuse to negotiate for the sale or rental of housing accommodations; or otherwise deny or make unavailable housing accommodations because of race, color, religion, sex, familial status as defined in § 4112.01 of the Revised Code, ancestry, military status as defined in that section, disability as defined in that section, or national origin or to so discriminate in advertising the sale or rental of housing, in the financing of housing, or in the provision of real estate brokerage services.

It is also illegal, for profit, to induce or attempt to induce a person to sell or rent a dwelling by representations regarding the entry into the neighborhood of a person or persons belonging to one of the protected classes.

14.3 Property Disclosure Forms

14.3(a) Buyer ☐ **has** ✔ **has not** received an Ohio Residential Property Disclosure Form or exemption form completed by Seller.

With respect to the sale of real property that has from one to four dwelling units, most Sellers will be required to provide the Buyer with a completed Ohio Residential Property Disclosure Form complying with the requirements of Ohio law. If such disclosure is required but is not provided by the time the Buyer enters into this agreement, the Buyer may be entitled to rescind this agreement by delivering a document of rescission to the Seller or the Seller's Broker, provided such document of rescission is delivered prior to all three of the following dates: (a) the date of closing, (b) 30 days after the Seller accepted the Buyer's offer, and (c) within 3 business days following the receipt by the Buyer or the Buyer's Broker of the Property Disclosure Form or amendment of that form.

14.3(b) Buyer ☐ **has** ☐ **has not** ✔ **not applicable** received Seller's disclosure of any lead-based paint or lead-based paint hazards known to Seller on the Property if applicable and if home is built prior to 1978.

Buyer ☐ **has** ☐ **has not** ✔ **not applicable** received the pamphlet "Protect Your Family from Lead in Your Home", if applicable and if home is built prior to 1978.

14.4 Ohio's Sex Offender Registration and Notification Law: If a sex offender resides in the area, Ohio's Sex Offender Registration and Notification Law requires the local sheriff to provide written notice to certain members of the community. The notice provided by the sheriff is a public record and is open to inspection under Ohio's Public Records Law.

The Buyer acknowledges that any information disclosed may no longer be accurate. The Buyer assumes responsibility to obtain accurate information from the sheriff's office. The Buyer shall rely on the Buyer's own inquiry with the local sheriff's office and shall **not** rely on the Seller or any Broker involved in the transaction.

14.5 Concessions: Buyer and Seller authorize the Broker to report sales and financing concessions data to the MLS membership and MLS sold database as applicable and to provide this information to state licensed appraisers researching comparables, upon inquiry, to the extent necessary to adjust price to accurately reflect market value.

15. Closing and Possession

15.1 Closing: This Contract shall be performed, and this transaction closed, on or before May 28 2025 unless the parties agree in writing to an extension. The Parties hereby expressly authorize any lender and/or closing agent to provide the parties' brokers, agents, and attorneys with the closing settlement statement (ALTA-1 or equivalent) for review in advance of closing.

15.1(a) Release of Dower Notices

<u>Seller Dower Notice</u>
If Seller is married and Seller's spouse is not a party to this Contract, Seller acknowledges that Seller's spouse will be required to sign a separate release of their dower interest in the Property, in the form of a deed, no later than the date of closing.

<u>Buyer Dower Notice</u>
Buyer acknowledges dower or other spousal rights may require signature of Buyer's spouse even if Buyer's spouse is not on loan or title deed.

Any questions regarding a spouse's dower interest should be referred to an attorney.

15.2 Final Verification of Condition: Buyer shall have the right to make a final verification of the condition of the Property within 7 calendar days prior to the day of closing (if left blank, the number of calendar days shall be 2) to confirm that the premises are in the same condition as they were on the date of this Contract, or as otherwise agreed, and that repairs, if any, have been completed as agreed.

15.3 Possession: Seller is entitled to possession through Not Applicable (insert date) at XXXXXXXXXXXXX ___AM __PM (insert time).

If the Seller is to maintain possession of the Property after closing, the Parties agree to enter into a Post Closing Possession Addendum (see attached). At the time the Seller delivers possession, the premises will be in the same condition as the date of acceptance of this Contract, normal wear and tear excepted, and except as provided in paragraph 11. If Seller fails to vacate as agreed in this Contract or any attached post-closing possession addendum, Seller shall be responsible for all expenses incurred by Buyer to obtain possession.

15.4 Debris and Personal Property: Property shall be, at a minimum, broom swept clean and Seller shall remove all debris and personal property not included in this Contract, by the date and time of Buyer's possession, unless otherwise agreed to in writing. If Seller fails to comply with this Paragraph, any personal property/debris remaining on the Property shall be deemed abandoned and Seller shall be liable to Buyer for all reasonable costs associated with bringing the Property to broom clean condition and/or removal and disposal of Seller's personal property and other debris.

16. Duration of Offer

This offer is open for acceptance until Apr 25 2025 (insert date) at 5:00PM ___AM __PM (insert time), unless withdrawn before acceptance.

17. Buyer and Seller Actions

17.1 Action by Buyer: As a Buyer, it is important to read and understand this offer before signing below. By signing below, Buyer fully understands, and approves this offer, is of legal age and capacity, has the authority to enter into this Contract and that any and all additional signatories, including that of a spouse or otherwise, who are necessary in order to purchase the Property or obtain lender financing, have agreed to sign such required purchase and/or financing documents. (Note: Dower or other spousal rights may require signature of spouse even if spouse is not on the loan.)

17.2 Action by Seller: As a Seller, it is important to read and understand this offer before signing. Seller represents that Seller read and fully understands this offer, is of legal age and capacity, has the sole and complete authority to enter into this Contract and to sell the Property and that the consent or approval of any other person or entity is not required. (Note: Dower or other spousal rights may require signature of spouse even if spouse is not on title.)

18. Legally Binding Contract

18.1 Buyer and Seller acknowledge that upon written acceptance and delivery this is a legally binding Contract and that if any provisions are not understood, legal advice should be obtained prior to execution.

The undersigned Buyer agrees to the terms and acknowledges the receipt hereof.

Signature: *Jeff Talbert on behalf of Arrived Holdings, Inc. and/or Assigns*
Print Name: Jeff Talbert on behalf of Arrived Holdings, Inc. and/or Assigns
Date Signed: Apr 23 2025 13:22 EDT

Signature: *Jeff Talbert on behalf of Arrived Holdings, Inc. and/or Assigns*
Print Name: Jeff Talbert on behalf of Arrived Holdings, Inc. and/or Assigns
Date Signed: Apr 23 2025 13:22 EDT
Address: 1700 Westlake Ave N, Suite 200, Seattle, WA 98109
Phone #:
Deed to: Arrived Holdings Inc, and/or Assigns

Attorney: Blueprint Title LLC
Ofc. #:
Fax #:
Email:

Brokerage: Larry D. Patton
Brokerage License #: BRKP.0000204458
MLS Office ID #:
Ofc. #:
Fax #:
Address: 6934 New Albany Rd E
New Albany, OH 43054

Agent: Larry D. Patton
Agent License #: BRKP.0000204458
Phone #:
Alternate Phone #:
Fax #:
Email: [redacted]

The undersigned Seller agrees to the terms and acknowledges the receipt hereof.

Signature:
Print Name:
Date Signed:

Signature:
Print Name:
Date Signed:
Address:

Phone #:

Attorney:
Ofc. #:
Fax #:
Email:

Brokerage:
Brokerage License #:
MLS Office ID #:
Ofc. #:
Fax #:
Address:

Agent:
Agent License #:
Phone #:
Alternate Phone #:
Fax #:
Email:

Receipt of Offer

Seller acknowledges receipt of the above Offer for review and consideration. This does not constitute acceptance of the offer.

Seller Signature *Ryan K Gallegos* dotloop verified 04/24/25 12:24 PM EDT CEAY-4P6G-WTQM-9K5T Date

Seller Signature *Jessica Erin Ellis Gallegos* dotloop verified 04/24/25 12:25 PM EDT SWMS-6D8A-QW4I-WKA8 Date